April 2008 Pricing Sheet dated April 23, 2008 relating to Preliminary Terms No. 576 dated March 24, 2008 to Registration Statement No. 333-131266 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Currencies

Currency-linked Capital Protected Notes due April 29, 2011
Based on the Performance of a Basket of Three Currencies Relative to the U.S. Dollar
Brazilian real + United Arab Emirates dirham + Vietnamese dong

PRICING TERMS – APRIL 23, 2008
Issuer:	Morgan Stanley
Aggregate principal amount:	$7,018,000
Issue price:	$1,000 per note (See “Commissions and Issue Price” below)
Stated principal amount:	$1,000 per note
Pricing date:	April 23, 2008
Original issue date:	April 30, 2008 (5 business days after the pricing date)
Maturity date:	April 29, 2011
Principal protection:	100%
Interest:	None
Basket:	Basket Currencies	Weighting	Initial Exchange Rate	Reference Source
	Brazilian real (“BRL”)	33.33%	1.6574	Reuters “BRFR”
	United Arab Emirates dirham (“AED”)	33.33%	3.6723	Reuters “WMCO=WMRSPOT17”
	Vietnamese dong (“VND”)	33.33%	16,116	Reuters “VNDFIX=VN”
Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:	$1,000 times the basket performance times the participation rate; provided that the supplemental redemption amount will not be less than zero.
Basket performance:	Sum of the currency performance values of each of the basket currencies
Participation rate:	170%
Currency performance value:	With respect to each basket currency: currency performance x weighting
Currency performance:	With respect to each basket currency: [(initial exchange rate / final exchange rate) – 1]
Initial exchange rate:	The exchange rate on the pricing date. See “Basket—Initial Exchange Rate” above.
Final exchange rate:	The exchange rate on the valuation date
Exchange rate:
With respect to each basket currency, the rate for conversion of such basket currency into one U.S. dollar as determined by reference to the applicable reference source described herein.  See “Basket–Reference Source” above.

Valuation date:	April 20, 2011
CUSIP:	6174464Z9
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to public(1)	Agent’s commissions(1)(2)	Proceeds to company
Per Note	100%	2%	98%
Total	$7,018,000	$140,360	$6,877,640

(1) The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor.  The lowest price payable by an investor is $992.50 per note.  Please see “Syndicate Information” on page 7 of the accompanying preliminary terms for further details.

(2) For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for currency-linked capital protected notes.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY TERMS DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Terms No. 576 dated March 24, 2008
Prospectus Supplement for Currency-linked Capital Protected Notes dated September 21, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.